THE PALMETTO BANK
NEWS RELEASE


FOR IMMEDIATE RELEASE                         For More Information Contact:
July 15, 2005                                 CYNTHIA JAMISON, (864) 984-8395
                                              cjamison@palmettobank.com



                        PALMETTO BANCSHARES, INC. REPORTS
                         27% QUARTERLY EARNINGS INCREASE


UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the second quarter of 2005 was $3.5 million, a 27% increase over the same period in 2004. Net income per diluted share was $.55, a 28% increase over the $.43 per share reported in the second quarter of 2004.

For the six months ended June 30, 2005, Palmetto Bancshares, Inc. reported net income at $7.0 million compared to $5.8 million reported the same period of 2004, an increase of 19%. Diluted earnings per share were $1.08, as compared to $.91 per share in the same period of 2004.

Total assets at June 30 grew 12% to $1.1 billion, an increase of $111.7 million over the same period in 2004. At June 30, 2005, loans increased 15% to $831.7 million, while deposits rose to $896.6 million, a 9% increase over the same period in 2004. "We are pleased with the Bank's consistently strong performance during this past quarter and the past six months," said Leon Patterson, chairman and chief executive officer. "We are in preparation for the opening of our new Easley office - our first location in Pickens County. We look forward to the added growth the location will bring to our company."

Serving the Upstate for more than 99 years, The Palmetto Bank manages $1.7 billion in assets including Commercial Banking, Trust, Brokerage and Mortgage Servicing. The Palmetto Bank is the fifth largest independent state-charted commercial bank in South Carolina with 31 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Spartanburg, and Pickens.

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